UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 28, 2019 (August 22, 2019)

DAYBREAK OIL AND GAS, INC.

(Exact Name of Registrant as Specified in its Charter)

Washington	000-50107	91-0626366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 N. Argonne Road, Suite A 211 Spokane Valley, WA	99212
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 232-7674

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 1.02	Termination of a Material Definitive Agreement

On August 22, 2019, Daybreak Oil and Gas, Inc. (OCT PINK:DBRM), a Washington corporation (“Daybreak” or the “Company”), as part of its ongoing efforts to meaningfully reduce its existing indebtedness, entered into a series of arrangements with its board of directors, its President and Chief Executive Officer, James Westmoreland, and its other executives and key employees.

As part of these efforts, Mr. Westmoreland agreed to forgive deferred salary owed him by the Company, totaling $943,750, and to reduce his annual base salary by 50%, to $75,000. The board of directors agreed to forgive 50% of accrued, deferred board fees owed to them, totaling $209,687, and to temporarily discontinue future board fees. The Company also ended its policy of deferring base salary amounts of other executives and key employees and temporarily reduced such executive and employee’s base salaries by 50%, but it will continue to owe previously deferred amounts to these individuals. These changes were agreed to by each affected person and were deemed to take effect as of June 1, 2019. The board fee and salary reductions are expected to remain in place until at least June 2020, after which time the board of directors will re-evaluate the policies in light of the Company’s financial status.

In connection with its debt reduction efforts, the Company also entered into a Note Payoff Agreement with Mr. Westmoreland with respect to three loans in total principal amount of $250,100, that Mr. Westmoreland previously loaned to the Company and which were evidenced by promissory notes issued by the Company on June 20, 2011, January 31, 2012, and August 21, 2012 (the “Notes”).

Pursuant to the Note Payoff Agreement, the Company issued to Mr. Westmoreland, as payment in full under the Notes, a production payment interest in certain of the Company’s production from the drilling of future wells in California and Michigan. The production payment interest was granted for a deemed consideration amount of the balance of the Notes and made pursuant to a Production Payment Interest Purchase Agreement dated as of August 22, 2019. The grant was made on the same terms as the Company has sold production payment interests to other third parties in 2019 pursuant to its previously disclosed program. With the grant of the production payment interest to Mr. Westmoreland, the Company’s total sales of production payment interests remains under the approved limit of $1.3 million.

The employee and board of directors compensation changes, including the forgiveness of deferred payments as described above, the Note Payoff Agreement and the Production Payment Interest Purchase Agreement were each reviewed and approved by the Company’s board of directors, including all disinterested directors, all the members of the Compensation Committee and all the members of the Nominating and Corporate Governance Committee, and were approved pursuant to the Company’s Related Party Transactions policy.

As a result of these changes, the Company reduced its indebtedness by approximately $1.2 million, and will stop incurring additional indebtedness related to deferred salaries and board fees.

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

See discussion in Item 1.02, which is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYBREAK OIL AND GAS, INC.

By: /s/ JAMES F. WESTMORELAND

James F. Westmoreland, President and Chief Executive Officer

Date: August 28, 2019

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